QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

VIA NET.WORKS Announces Realignment of its Board of Directors

Company appoints Mike McTighe as new Chairman and John Steele and Karl Maier as new directors

        RESTON, VA (October 11, 2002)—VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today announced the realignment of its board of directors. The Company also announced the establishment of dual headquarters in the United Kingdom and the United States. The board of directors has elevated board member Michael McTighe to chairman, replacing Steven Halstedt, who will remain as a member of the board. McTighe was recruited earlier this summer by the board of directors and has over 26 years experience in the telecommunications and technology sectors.

        "The board appointed me this January as chairman specifically to lead a turnaround of the Company," said Halstedt. "We are encouraged by the results to date. With our recent successful withdrawal from Latin America, VIA has completed the rationalization phase of its turnaround plan. We are beginning to focus on the optimization of our business and the Company now requires the leadership of a chairman with strong European operating experience. Mike McTighe has that experience."

        Part of VIA's strategy has been to refocus the Company on its core operations in Europe and the US. Along with this new focus and consistent with a plan adopted by the board earlier in 2002, VIA is transitioning its board towards a more operationally and Europe-oriented group of directors. Consistent with this approach, the Company has appointed Mr. John Steele to join the Board of Directors. Steele is Chairman of the Advisory Board of Accenture HR Services and Chairman of the Board of Internet Designers Limited, a systems integration and e-gaming solutions company. Steele is a council member of the Arbitration and Concilation Service in the United Kingdom. In addition, he spent 13 years with British Telecommunications Plc, 12 of which he served as Group Personnel Director and a member of the company's executive committee.

        "John has exactly the kind of skills and profile that VIA needs," stated Michael McTighe, chairman of the board, VIA NET.WORKS. "He brings many years of European and international operational experience at the highest levels that we will draw upon to continue VIA's turnaround."

        Karl Maier, VIA's President and Chief Operating Officer, and acting CEO, has also been elected to the board of directors. "We are pleased with the job Karl has done driving the turnaround at VIA and in recognition of his efforts and the results, have asked him to join the board," said McTighe. With the recent resignations of Adam Goldman of Centennial Ventures, Bill Johnston of Harbourvest Partners, and John Puente, formerly chairman and chief executive of Orion Network Systems, Inc., VIA's board is now comprised of Michael McTighe, John Steele, Karl Maier, Gabe Battista, chairman and chief executive of Talk America, Inc., Steve Halstedt of Centennial Ventures, Erik Torgerson of Norwest Venture Partners and Steve Eley of BCI Partners.

        In addition, VIA also announced it is establishing a new European headquarters in the UK where several of the senior officers of the Company will be based. "I have already begun to work with Karl and the senior management team to address the most critical issues facing VIA," said McTighe. "By bringing the team together and closer to our European operations, we hope to bring a greater focus to the tasks required to meet the Company's goals."

About VIA NET.WORKS, Inc.

        VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a single-source provider of managed Internet services for business, with operations in North America and Europe.

4

        VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting our website at www.vianetworks.com.

5

QuickLinks

  Exhibit 99
VIA NET.WORKS Announces Realignment of its Board of Directors